                                                       EXHIBIT 7.7

                                 PUT AGREEMENT

     This Put Agreement, dated as of November 24, 1999 (the "Agreement"), is made between Nexell Therapeutics Inc., a Delaware corporation ("the Company"), and Baxter International Inc., a Delaware corporation ("Baxter").

     Whereas, in connection with that certain Securities Agreement dated of even date herewith between the Company and the signatories thereto, and in consideration of the repayment by the Company of those certain convertible subordinated debentures currently held by Baxter, Baxter desires to grant a Put Right in connection with the Series B Preferred purchased at the Private Placement Closing (as described below).

     Now, Therefore, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

Section 1.    DEFINITIONS

     As used herein, the following terms shall have the following meanings:

     "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act; provided, however, that Baxter shall not be considered an Affiliate of the Company and the Company shall not be considered an Affiliate of Baxter for purposes of this Agreement.

     "Common Stock" shall mean the Common Stock of the Company, $.001 par value.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

     "Liens" shall mean all security interests, mortgages, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever.

     "Material Adverse Effect" shall mean a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement of the Put Rights or to consummate the transactions contemplated hereby or thereby.

     "Person" shall mean an individual, partnership, corporation, limited liability company, association, joint venture, trust or unincorporated organization, government or agency or political subdivision thereof or other entity.

     "Placement Agent" shall mean a registered broker-dealer appointed to effect the Private Placement.
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     "Private Placement" shall have the meaning provided in Section 2 below.

     "Private Placement Closing" shall mean the closing of the Private
Placement.

     "Private Placement Closing Date" shall mean the date on which the Private Placement Closing occurs.

     "Private Placement Memorandum" shall have the definition ascribed to it in Paragraph 4 of the Closing Certificate attached as Exhibit D to the Securities Agreement.

     "Put Right" shall mean a right in the form of Exhibit A hereto.

     "Preferred Stock" shall mean the Preferred Stock of the Company, $.001 par value.

     "Purchase Price" shall mean the price paid for each share of Series B Preferred by the purchasers at the Private Placement Closing.

     "Put Stock" shall mean the capital stock of the Company that Baxter is required to purchase upon exercise of the Put Right. Initially, the Put Stock shall be the share of Series B Preferred Stock issued in connection with the Put Right. The Put Stock may be adjusted from time to time, as required, for any of the events set forth in Section 10.1 of this Agreement.

     "Rules and Regulations" shall mean the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

     "Securities Agreement" shall mean the Securities Agreement dated of even date herewith between the Company and the purchasers named in Schedule 1 thereto.

     "Series B Preferred" shall mean the shares of Series B Preferred Stock of the Company, $.001 par value.

     "Side Letter" shall mean the letter agreement between the Company and Baxter in substantially the form of Exhibit B hereto.

     "Subsidiary" has the meaning set forth in Rule 12b-2 under the Exchange
Act.

     "Warrants" shall mean the Class A Warrants and Class B Warrants issued by the Company pursuant to the Securities Agreement.

SECTION 2.    PRIVATE PLACEMENT.

     The Company shall use its reasonable best efforts to effect a private placement with the purchasers named in the Securities Agreement (the "Private Placement") of $63,000,000 of Series B Preferred, the Put Rights and the Warrants in a transaction exempt from the registration requirements of the Securities Act.

SECTION 3.    PUT RIGHTS.

     At the Private Placement Closing, Baxter agrees to issue one Put Right as a component of each Series B Preferred purchased at the Private Placement Closing. In connection with the inclusion of the Put Rights in the Private Placement, the Company may include in the Private Placement Memorandum such information relating to Baxter as may be included in publicly available reports which have been filed by Baxter with the SEC pursuant to the Securities Act or the Exchange Act.

SECTION 4.    PRIVATE PLACEMENT PROCEDURES.

     In connection with the Private Placement the Company shall:

     4.1 prepare a Private Placement Memorandum, together with such amendments and supplements thereto as may be necessary to comply in all material respects with the provisions of the Securities Act, the Exchange Act, the Rules and Regulations, any state blue sky or securities law or other federal or state law with respect to the sale or other disposition of the Series B Preferred, Put Rights and Warrants. Such Private Placement Memorandum shall include only such references to the Put Rights and to Baxter and its obligations thereunder as shall be approved by Baxter;

     4.2 use its best efforts to perfect exemptions for the Series B Preferred, Put Rights and Warrants covered by the Private Placement Memorandum under the Securities Act and all applicable Rules and Regulations and such other securities or blue sky laws of such jurisdictions as shall be necessary in order to effect the Private Placement, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or to file therein any general consent to service of process;

     4.3 deliver to Baxter an opinion of independent counsel to the Company, which opinion shall be addressed to Baxter or upon which Baxter is entitled to rely and which shall be in form and substance satisfactory to Baxter in its reasonable judgment, to the effect that the Private Placement is exempt from the registration requirements of the Securities Act and all applicable Rules and Regulations and such other securities or blue sky laws of all applicable jurisdictions;

     4.4 enter into and perform its obligations under an agreement, in usual and customary form, with the Placement Agent and under the Securities Agreement, including, without limitation, to deliver to the purchasers in the Securities Agreement an opinion of counsel to the Company in the usual and customary form for the Private Placement;

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     4.5    notify Baxter, at any time when a Private Placement Memorandum is required to be delivered under applicable law, of the happening of any event of which it has knowledge as a result of which the Private Placement Memorandum, as then in effect, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and to suspend all offers and sales of the Series B Preferred, Put Rights and Warrants immediately until such misstatement or omission has been corrected; and

     4.6 make available to the Placement Agent, and authorize the Placement Agent on behalf of the Company to make available to each offeree, prior to the sale of Series B Preferred and Put Rights to such offeree, the opportunity to ask questions of and receive answers from representatives of the Company, and the opportunity to obtain additional information, with respect to the Company and the terms and conditions of the Private Placement in order to permit such offeree to verify the accuracy of the information contained in the Private Placement Memorandum and of any other information referred to herein.

SECTION 5.    INDEMNIFICATION.

     5.1 Indemnity by Company. To the extent permitted by law, the Company will indemnify and hold harmless Baxter, the officers and directors of Baxter, each underwriter (as defined in the Securities Act) or placement agent, and each Person, if any, who controls (within the meaning of the Securities Act or Exchange Act) Baxter or any such underwriter or placement agent, against any breaches by the Company of its representations and warranties and against any losses, claims, damages, liabilities or expenses (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):
(i) any untrue statement or alleged untrue statement of a material fact contained in the Private Placement Memorandum, (ii) the omission or alleged omission to state in the Private Placement Memorandum a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation of the Securities Act, the Exchange Act, any state blue sky or securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state blue sky or securities law in connection with the Private Placement. The Company will reimburse Baxter, each officer or director of Baxter, each such underwriter or placement agent, and each person, if any, who controls (within the meaning of the Securities Act or Exchange Act) Baxter or any such underwriter or placement agent for any reasonable or other expenses incurred by them (including reasonable fees and disbursements of counsel) in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the Company shall not be liable to Baxter, the officers or directors of Baxter, each such underwriter or placement agent, or any Person who controls (within the meaning of the Securities Act or Exchange Act) Baxter or any such underwriter or placement agent in any such case for any such loss, claim, damage, liability, expense or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with the Private Placement Memorandum by Baxter or any Affiliate, officer, director or controlling Person of Baxter.

     5.2 Indemnity by Baxter. To the extent permitted by law, Baxter will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any breaches by Baxter of its representations and warranties hereunder or Violation, but only to the extent that such Violation is contained in or results from any information so furnished in writing by Baxter specifically for use in the Private Placement Memorandum. Notwithstanding anything to the contrary contained herein, Baxter shall have no obligation to indemnify under this Section 5.2 to the extent that it has corrected information and provided that corrected information to the Company and the Placement Agent for use in a revised Private Placement Memorandum and a Violation based upon the earlier incorrect information occurs following such time.

     5.3 Notice; Right to Defend. Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, if the indemnifying party agrees in writing that it will be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnified party with respect to such claim, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 5 only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party other than under this
Section 5.

     5.4 Contribution. If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the Private Placement or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     5.5 Survival of Indemnity. The indemnification and contribution provided by this Section 5 shall be a continuing right to indemnification and contribution and shall survive the Private Placement Closing and the expiration or termination of this Agreement or of the Put Rights.

SECTION 6.    REPRESENTATIONS, WARRANTIES AND COVENANT OF THE COMPANY.

     The Company represents and warrants to Baxter that:

     6.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

     6.2 The Private Placement Memorandum (i) does not, at the time delivered to any offeree or at the time of the Private Placement Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) complies in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the Rules and Regulations, and applicable state blue sky or securities laws. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided in writing by Baxter or the Placement Agent specifically for use in the Private Placement Memorandum;

     6.3 The Placement Agent will be furnished with copies of the Private Placement Memorandum in the quantities requested;

     6.4 No action directed to, or which could reasonably be expected to result in, preventing or suspending the use of the Private Placement Memorandum has been taken or is pending or, to the knowledge of the Company, threatened by the SEC or any state regulatory authority.

     6.5 The financial statements of the Company, together with the notes thereto, included in the Private Placement Memorandum present fairly the financial position of the Company as of the dates thereof and the results of operations and changes in financial position of the Company for the periods covered thereby, and have been prepared in conformity with generally accepted accounting principles consistently applied, except as otherwise stated therein.

     6.6 The Company has an authorized capitalization as set forth in the Securities Agreement, and, after giving effect to the issuance and sale of the Series B Preferred, Put Rights and Warrants, will have on the Private Placement Closing Date the adjusted authorized capitalization as set forth in the Securities Agreement. The correct number of issued and outstanding shares of Common Stock and Preferred Stock of the Company as of November 24, 1999 is set forth in the Securities Agreement, and all such shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of or subject to any preemptive rights. As of November 24, 1999, there is no outstanding option, warrant or other right calling for the issuance of, and no commitment, plan or arrangement to issue, any shares of capital stock of the Company or any security convertible into or exchangeable for capital stock of the Company other than as set forth in the Private Placement Memorandum or the Securities Agreement.

     6.7 The Series B Preferred will be, as of the Private Placement Closing Date, duly and validly authorized, and when issued and delivered to the purchasers in the Private Placement against payment therefor, will be duly and validly issued, fully paid and nonassessable. The issuance of the Series B Preferred is not subject to any preemptive rights. The descriptions of the Series B Preferred and any other securities of the Company in the Securities Agreement conform in all material respects to the rights set forth in the instruments defining the same, and the certificates used to evidence the shares of Series B Preferred will be in due and proper form. All actions of the Company in connection with the offer and sale of the outstanding capital stock of the Company have been, and the offer and sale of the Series B Preferred and Put Rights will be, effected in compliance in all material respects with applicable law. Upon payment and delivery in accordance herewith, each of the purchasers in the Private Placement will receive good, valid and marketable title to its respective Series B Preferred, free and clear of all Liens.

     6.8 The Company has taken all corporate action necessary for it to execute, deliver and perform this Agreement, and the Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement is the valid and legally binding agreement of the Company enforceable in accordance with its terms, except as rights to indemnification may be unenforceable insofar as they relate to violations of state or federal securities laws and except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

     6.9 KPMG LLP, whose reports on the audited financial statements of the Company have been included in the Private Placement Memorandum, are independent public accountants with respect to the Company, within the meaning of the Rules and Regulations.

     6.10 The Company has not, within six months of the date hereof, directly or indirectly, sold or offered, or attempted to offer or dispose of, any equity or debt securities or substantially similar securities of the Company to, or solicited offers to buy any thereof from, or otherwise approached or negotiated in respect thereof with, any offeree in such manner as to require the registration of the Series B Preferred and Put Rights under the Securities Act.

     6.11 Based in part on the representations made by the purchasers in the Securities Agreement, the offer and sale of the Series B Preferred, Put Rights and Warrants in the Securities

Agreement are exempt from the registration requirements of the Securities Act and all applicable Rules and Regulations and such other securities or blue sky laws of all applicable jurisdictions.

     6.12 The sale of the Series B Preferred and Warrants by the Company hereunder and the performance of the transactions contemplated hereby is not prohibited by any applicable law, administrative or governmental rule or regulation or order of a court of competent jurisdiction. No action, suit or proceeding exists or, to the Company's knowledge, is threatened that would prevent, restrain or condition in any material respect the issuance of the Series B Preferred and Put Rights by the Company and Baxter in the Private Placement, and no condition or event exists or has occurred that would have a Material Adverse Effect.

     6.13 The representations and warranties made by the Company in the Securities Agreement are hereby made to Baxter as if set forth herein.

In addition, the Company makes the following covenant:

     6.14 In the event that Baxter purchases the Put Stock, or Baxter sells or causes to be sold the Put Stock to a third party because Baxter is prohibited from purchasing or owning such stock, due to any law, rule, regulation, order or ruling of any court or governmental entity having jurisdiction over Baxter, the Company agrees to extend to Baxter or to such third parties, as the case may be, the same rights extended to the original holders of the Subject Securities under the Registration Rights Agreement between the Company and the signatories thereto dated of even date herewith.

SECTION 7.    REPRESENTATIONS AND WARRANTIES OF BAXTER.

     7.1 Baxter represents and warrants that the information provided in writing by Baxter specifically for use in the Private Placement Memorandum, as updated by Baxter from time to time, does not, at the time it is furnished to the Company for use in the Private Placement Memorandum or at the time of the Private Placement Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except as specifically set forth in the previous sentence, Baxter makes no representation or warranty with respect to the Private Placement Memorandum.

     7.2    Baxter further represents and warrants to the Company as follows:

            7.2.1 This Put Agreement has been duly authorized, executed and delivered by Baxter and constitutes the valid and legally binding obligation of Baxter enforceable against it in accordance with its terms.

            7.2.2 The execution, delivery and performance of this Put Agreement and the purchase by Baxter of the Put Stock upon the exercise by the Holder of the Put Right in accordance with the terms of the Put Right Certificate will not violate or constitute a default under any term of the charter or by-laws of Baxter or any term of any agreement, document, instrument, judgment, decree, order, law, statute, rule or regulation applicable to Baxter or any of its properties and assets.

            7.2.3 Other than any notification that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the purchase by Baxter of the Put Stock, no consent, approval or authorization of, or declaration or filing with, or other action by, any Person (including, without limitation, any governmental authority) is required, in any such case that is applicable to Baxter, as of the date hereof as a condition precedent to the valid execution, delivery and performance by Baxter of this Put Agreement and/or the purchase by Baxter of the Put Stock upon the exercise by the Holder in accordance with the terms of the Put Right Certificate. In the event that any notification is required under the HSR Act in connection with the purchase by Baxter of the Put Stock, or in the event any other consent, approval or authorization of, or declaration or filing with, or other action by, any person (including, without limitation, any governmental authority) is required after the date hereof as a condition precedent to the performance by Baxter of this Put Agreement and/or the purchase by Baxter of the Put Stock upon the exercise of the Put Rights, then the parties shall perform their respective obligations as set forth in Section 11(e) of the Put Right Certificates.

SECTION 8.    CONDITIONS.

     8.1 Conditions to Baxter's Obligation to Issue Put Rights. The obligation of Baxter to issue the Put Rights at the Private Placement Closing Date shall be subject to the satisfaction (or waiver in writing by Baxter) on or prior to the Private Placement Closing of the following conditions.

            8.1.1 Representations and Warranties; Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Private Placement Closing Date, and there shall be no breach or failure to perform any of the covenants and agreements of the Company contained in this Agreement which has not been cured on or prior to the Private Placement Closing Date.

            8.1.2 No Material Adverse Change. Subsequent to the date of the most recent financial statements in the Private Placement Memorandum and except as set forth in the Private Placement Memorandum, the Company's filings with the SEC or the Securities Agreement, there has been no material adverse change in the business, assets, liabilities, results of operations or financial condition of the Company or the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or thereby.

            8.1.3 Validity of Private Placement. The Company shall not have taken or failed to take any action, at any time at or prior to Private Placement Closing Date, which conflicts or could reasonably be expected to conflict with, or otherwise makes unavailable, the exemption for the offering and sale of the Series B Preferred, Put Rights and Warrants from the registration provisions of the Securities Act, or from any applicable state securities or blue sky laws, rules and regulations. The issuance and sale of the Series B Preferred, Put Rights and Warrants in the Private Placement shall be legally permitted under applicable blue sky or state securities laws.

            8.1.4 Closing Documents. The Company shall have delivered to Baxter the following documents:

                   (a) a certificate signed by the Chief Executive Officer, President or the Chief Financial Officer, dated the Closing Date, certifying the Purchase Price and certifying that the conditions specified in Sections 8.1.1 and 8.1.2 have been satisfied;

                   (b) certified copies of resolutions duly adopted by the Company's Board of Directors authorizing: (A) the execution, delivery and performance of this Agreement; and (B) the Private Placement;

                   (c) a reliance letter from outside counsel to the Company permitting Baxter to rely on the opinion given on the Closing Date to the purchasers under the Securities Agreement;

                   (d)   the Side Letter executed by the Company; and

                   (e) such other documents relating to the transactions contemplated by this Agreement as Baxter or its counsel may reasonably request.

     8.2 Conditions to the Company's Obligation to Effect the Private Placement. The obligation of the Company to effect the Private Placement shall be subject to the satisfaction (or waiver in writing by the Company) on or prior to the Private Placement Closing Date of the following conditions.

            8.2.1 Representations and Warranties; Covenants. The representations and warranties of Baxter contained in this Agreement shall be true and correct in all material respects as of the Private Placement Closing Date and there shall be no breach or failure to perform any of the covenants and agreements of Baxter contained in this Agreement which has not been cured on or prior to the Private Placement Closing Date.

            8.2.2 Compliance with Law; No Litigation or Other Adverse Effect. Subject to the provisions of Section 11 (e) of the Put Right Certificates, the issuance of the Put Rights by Baxter hereunder and the performance by Baxter of the transactions contemplated hereby shall not be prohibited by any applicable law, administrative or governmental rule or regulation or order of a court of competent jurisdiction. No action, suit or proceeding shall exist or be threatened, to the knowledge of Baxter, that would prevent, restrain or condition in any material respect the issuance of the Put Rights by Baxter in the Private Placement, and no condition or event shall exist or occur that would have a material adverse effect on the ability of Baxter to consummate the transactions contemplated hereby.

            8.2.3 Closing Documents. Baxter shall have delivered to the Company a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Sections 8.2.1 and 8.2.2 have been satisfied.

            8.2.4 Side Letter. Baxter shall have delivered to the Company the Side Letter executed by Baxter.

SECTION 9.    TERMINATION.

     This Agreement may be terminated:

     9.1    by mutual written consent of Baxter and the Company; or

     9.2 automatically, without any action by Baxter or the Company, if the Private Placement Closing has not occurred by November 30, 1999.

SECTION 10.   GENERAL.

     10.1 Adjustments for Stock Splits, Consolidations, Etc. The initial designation of Put Stock, the Purchase Price and the Put Purchase Price are based on the Series B Preferred as constituted as of the date of this Agreement. If the Company shall at any time after the date of this Agreement (i) declare a dividend on Series B Preferred (or any other Put Stock) payable in shares of its capital stock, (ii) subdivide the outstanding Series B Preferred (or any other Put Stock), (iii) combine the outstanding Series B Preferred (or any other Put Stock) into a smaller number of shares of Series B Preferred (or any other Put Stock) or (iv) issue any shares of its capital stock in a reclassification of the Series B Preferred (or any other Put Stock) (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), the Purchase Price and Put Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock subject to such Put Rights on such date, shall be proportionately adjusted so that upon exercise by the holders of the Put Rights (the "Holders") Baxter shall be entitled to receive the aggregate number and kind of shares of capital stock upon payment of the Put Purchase Price which, if such Put Rights had been exercised immediately prior to such date and at a time when the Series B Preferred (or other Put Stock, as the case may be) transfer books of the Company were open, Baxter would have owned upon such exercise and payment and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

     Not later than 10 business days prior to the record date of any such dividend or the effective date for any such subdivision, combination or reclassification, the Company shall send to Baxter a certificate signed by its Chief Financial Officer setting forth in reasonable detail a description of such dividend, subdivision, combination or reclassification and all adjustments to be made pursuant to this Section 9 to the Purchase Price and Put Purchase Price and the number and kinds of capital stock subject to the Put Rights. The adjustments set forth in such certificate shall be binding on the Company, Baxter and the Holders unless, within 30 days following receipt of such certificate, either Baxter or Holders representing not less than 66-2/3% in interest of the Put Stock shall notify the Company and each of the Holders or Baxter, as applicable, of its or their disagreement with such adjustments, in which event such adjustment will be determined (at the expense of the Company) by a firm of independent certified public accountants of recognized national standing selected by the Company and reasonably satisfactory to Baxter and the Holders of more than 75% in interest of the Put Stock at the time outstanding and shall be set forth in a separate report from such accountants delivered promptly to the Company, the Holders and Baxter following the determination by such accountants.

     10.2 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     10.3 Assignment. Neither party hereto may assign or transfer this Agreement without the prior written consent of the other party hereto; provided, however, that either party hereto may assign this Agreement to any Person with or into which such party may merge or consolidate or to whom all or substantially all of its assets or businesses may be sold and that Baxter may assign this Agreement to any wholly-owned subsidiary of Baxter, provided that Baxter remains liable for its obligations hereunder.

     10.4 Entire Agreement. This Agreement and the Put Right Certificates evidencing the Put Rights set forth the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, written and oral, among the parties hereto as to such subject matter.

     10.5 Waiver. The waiver by either party hereto of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

     10.6 Expenses. Except as expressly provided in this Agreement and subject to any rights based on a breach of this Agreement, each party hereto shall bear its own costs and expenses incident hereto.

     10.7 Amendments. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by both parties hereto.

     10.8 Notices. All notices and other communications required or permitted to be given hereunder shall be deemed sufficiently given if sent by certified mail, postage prepaid, return receipt requested, by facsimile transmission (with receipt confirmed) or by air courier service (with receipt confirmed), addressed as follows:

     If to the Company:

             Nexell Therapeutics, Inc.
             9 Parker
             Irvine, CA  92618-1605
             Attention: President
             Facsimile: (949) 470-6645
  with a copy to:

         Bryan Cave LLP
         120 Broadway, Suite 300
         Santa Monica, CA  90401-2305
         Attention:  Thomas S. Loo
         Facsimile:  (310) 576-2200

  If to Baxter:

         Baxter International Inc.
         One Baxter Parkway
         1627 Lake Cook Road
         Deerfield, IL  60015-4633
         Attention:  Treasurer
         Facsimile:  (847) 848-4509

  with a copy to:

         Baxter International Inc.
         One Baxter Parkway
         1627 Lake Cook Road
         Deerfield, IL  60015
         Attention:  General Counsel
         Facsimile:  (847) 948-2450

or at such other address as it may have furnished in writing to the other party hereto.

     10.9 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

     10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the principles of conflict of laws thereof.

     10.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning, interpretation, enforceability or validity of this Agreement.

     10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same document.

                                    *  *  *

     In Witness Whereof, the Company and Baxter have each caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                          Nexell Therapeutics Inc.


                                          By: __________________________________

                                          Name: ________________________________

                                          Title: _______________________________


                                          Baxter International Inc.


                                          By: __________________________________

                                          Name: ________________________________

                                          Title: _______________________________

                                   EXHIBIT A

                         FORM OF PUT RIGHT CERTIFICATE

                                   EXHIBIT B

                              FORM OF SIDE LETTER